UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 20, 2014

SENTIO HEALTHCARE PROPERTIES, INC.

 (Exact name of registrant as specified in its charter)

Maryland	000-53969	20-5721212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

189 South Orange Ave, Suite 1700

Orlando, FL 32801

(Address of principal executive offices)

407-999-7679

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

St. Andrews Village

On August 20, 2014, through a wholly-owned subsidiary, Sentio Healthcare Properties, Inc. (the “Company”, “we”, or “us”) acquired real estate property (“St. Andrews Village”) from ERB PROPCO SAV, LLC, which is not affiliated with us, for a purchase price of $42.5 million plus closing costs and expenses. St. Andrews Village is a senior living community that consists of 146 independent living units, 60 assisted living units, and 40 skilled nursing facility units in Aurora, Colorado. St. Andrews Village is leased to ERB OPCO SAV, LLC under the terms of a net lease with an initial term of 10 years.

We funded the purchase of St. Andrews Village with proceeds from the sale of preferred units of limited partnership interest in Sentio Healthcare Properties OP, L.P. to Sentinel RE Investment Holdings, LP, as further described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 19, 2014, and with proceeds from a mortgage loan from CBRE Capital Markets, Inc., as further described under Item 2.03 hereof.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF BALANCE SHEET ARRANGEMENT OF REGISTRANT.

On August 19, 2014, in connection with the acquisition of St. Andrews Village, we entered into a mortgage agreement with CBRE Capital Markets, Inc., an unaffiliated lender, with an outstanding principal balance of approximately $30.2 million (the “Loan”), which is secured by St. Andrews Village. The Loan has a term of nine years, with the first two years at a floating interest rate of the one month LIBOR plus 3.07% and the remaining seven years at a fixed rate of interest of 4.69%. Loan payments are interest only for the first four years and include principal amortization based on a 30-year amortization period thereafter.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statements of businesses acquired. Audited financial statements for St. Andrews Village will be filed by amendment to this Form 8-K no later than November 5, 2014.

(b)	Pro forma financial information. Unaudited pro forma financial information will be filed by amendment to this Form 8-K no later than November 5, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTIO HEALTHCARE PROPERTIES, INC.

Dated: August 21, 2014	By:	/s/ Sharon C. Kaiser
Sharon C. Kaiser,
Chief Financial Officer